NEWS FROM QVC

                                                        QVC NETWORK, INC
                                                        GOSHEN CORPORATE PARK
                                                        WEST CHESTER, PA 19380
                                                        (215) 430-1000

For Immediate Release:
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West Chester, PA (January 7, 1994) -- QVC (NASDAQ: QVCN) stated tonight that it believes that the new Viacom offer violates the bidding procedures agreed to among QVC, Paramount and Viacom and does not operate to trigger a new round of bidding.

QVC intends to make an announcement with respect to the extension of its offer prior to the opening of the market on Monday, January 10.

QVC stated that it believes the new heavily front-end loaded Viacom-Blockbuster offer, even at the values that QVC understands Viacom to have ascribed to its offer, is inferior to QVC's current offer. Moreover, in view of the consideration being offered to Blockbuster stockholders in the proposed Viacom-Blockbuster merger, QVC believes it likely that the blended value of the new Viacom offer will be less than Viocom's estimates and even less than Viacom's previous offer.

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Contacts
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Press:                                  Investors:
- -----                                   ---------

Michael Rourke of QVC                   William F. Costello of QVC
(212) 371-5999                          (215) 430-8938
Donald Van de Mark of QVC               Diana Brainerd of
(215) 429-5666                          Abernathy/MacGregor/Scanlon
                                        (212) 371-5999